                                                                       EXHIBIT 5

                                   Law Offices
                 Baker, Donelson, Bearman, Caldwell & Berkowitz
                           A Professional Corporation
                            First Tennessee Building
                         165 Madison Avenue, Suite 2000
                            Memphis, Tennessee 38103

                                  May 14, 2004

Wright Medical Group, Inc.
5677 Airline Road
Arlington, Tennessee  38002

Ladies and Gentlemen:

         We have acted as counsel for Wright Medical Group, Inc., a Delaware corporation (the "Company"), in connection with the Company's registration statement on Form S-8 (the "Registration Statement") pursuant to the Securities Act of 1933, as amended (the "Securities Act"), relating to the registration of an additional 1,500,000 shares of Common Stock, $.01 par value per share, of the Company (the "Shares") in connection with the Registrant's Third Amended and Restated 1999 Equity Incentive Plan (the "Plan"). This opinion is being furnished in response to Item 601 of Regulation S-K and the instructions to Form S-8.

         We are familiar with the proceedings to date with respect to the proposed offering and have examined such records, documents and matters of law and satisfied ourselves as to such matters of fact as we have considered relevant for purposes of this opinion. In rendering this opinion, we have relied as to certain matters on statements, representations and other information obtained from public officials, officers of the Company, and other sources believed by us to be responsible.

         On the basis of the foregoing, we are of the opinion that:

         1. The Company is a corporation duly incorporated and existing under the laws of the State of Delaware.

         2. The Shares that may be issued and sold from time to time in accordance with the Plan will, when issued, sold and paid for in accordance with the Plan, be validly issued, fully paid and non-assessable.

         The foregoing opinion, with your concurrence, is predicated on and qualified in its entirety by the following:

         A. The foregoing opinion is limited to the federal laws of the United States of America and the corporate laws of the State of Delaware, and we are not expressing any opinion as to the effect of the laws of any other jurisdiction.

         B. We express no opinion as to the effect of any provision of the Plan, the agreements pursuant to which awards are granted under the Plan, or any law, rule or regulation (i) providing the Company with any right to repurchase the Shares under certain circumstances or (ii) obligating any participant in the Plan to reimburse the Company for the Shares or any profits realized from the sale of the Shares under certain circumstances.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

                                         Very truly yours,
                                         /s/ BAKER, DONELSON, BEARMAN,
                                               CALDWELL & BERKOWITZ, P.C.